Exhibit 5.1

Stradling Yocca Carlson & Rauth A Professional Corporation 10100 Santa Monica Blvd, Suite 1400 Los Angeles, CA 90067 424 214 7000 stradlinglaw.com

September 27, 2023

Biomerica, Inc.

17571 Von Karman Avenue

Irvine, CA 92614

RE:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by Biomerica, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 27, 2023, under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the proposed issuance and sale from time to time by the Company of up to an aggregate of $20,000,000 of shares (the “Company Shares”) of the Company’s common stock, par value $0.08 per share (“Common Stock”).

You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes the prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”) in connection with the sale of the Company Shares. The Company Shares will be sold, either individually or collectively, pursuant to one or more definitive purchase, underwriting, agency or similar agreements (any such agreement, a “Purchase Agreement”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the preparation and filing of the Registration Statement, the Prospectus and the Prospectus Supplement(s), as well as the authorization, issuance and sale of the Company Shares. For the purposes of this opinion, with your consent, we have assumed that (i) at the time any Company Shares are sold pursuant to the Registration Statement (any such time, the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including any post-effective amendments) will be effective and will comply with all applicable laws; (ii) at the Relevant Time, a Prospectus Supplement will have been prepared and filed describing the Company Shares offered thereby and will comply with all applicable laws, (iii) at the time of execution, each of the parties to any Purchase Agreement other than the Company (a) will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) will have the requisite power and authority to execute and deliver and to perform its obligations under each Purchase Agreement to which it is a party; and (c) will have duly authorized, executed and delivered each such Purchase Agreement; and (iv) with respect to each of the parties to the Purchase Agreement other than the Company, each Purchase Agreement to which it is a party will constitute its legally valid and binding agreement, enforceable against it in accordance with its terms.

In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion, assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures, and as to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company.

Biomerica, Inc. - Registration Statement on Form S-3

September 27, 2023

Page Two

Subject to the foregoing and the other matters set forth herein, it is our opinion that when (i) any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the applicable Purchase Agreement covering the offer and sale of the Company Shares has been duly authorized, executed and delivered by the Company; (iii) the issuance and sale of the Company Shares have been duly authorized in accordance with applicable law, including, without limitation, by the adoption of resolutions of the Board of Directors of the Company (or an authorized committee thereof); and (iv) payment of legal consideration for the Company Shares, in the manner contemplated by the Registration Statement, the Prospectus, the related Prospectus Supplement(s), and any applicable Purchase Agreement, has been received by the Company, and assuming that (a) the Company Shares, as issued and sold, are as described in the Registration Statement, the Prospectus, and the related Prospectus Supplement(s); (b) at the time of the issuance of such Company Shares, the Company has a sufficient number of authorized but unissued shares of Common Stock under the Company’s First Amended and Restated Certificate of Incorporation; (c) such Company Shares, as issued and sold, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company or otherwise; and (d) such Company Shares are issued and sold as contemplated in the Registration Statement, the Prospectus, the related Prospectus Supplement(s), any applicable Purchase Agreement, and such resolutions of the Board of Directors of the Company (or of an authorized committee thereof), such shares of Common Stock will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement, and may be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In addition, we give such consent on the condition and understanding that (i) this letter speaks only as of the date hereof; and (ii) we have no responsibility or obligation to update this letter to take into account changes in law, facts or any other developments of which we may later become aware.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.